Exhibit 99.1

Contango ORE, Inc. Receives Preliminary Economic Assessment for the Peak Gold Project

HOUSTON--(BUSINESS WIRE)--September 24, 2018--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) is pleased to announce that Peak Gold, LLC (“the Peak Gold Project”), a joint venture between the Company’s wholly owned subsidiary CORE Alaska, LLC (‘CORE Alaska”) and Royal Alaska, LLC (“Royal Alaska”), a wholly owned subsidiary of Royal Gold Inc, has received its Preliminary Economic Assessment (“PEA”) of its Main Peak and North Peak resource areas near Tok, Alaska. The PEA presents a robust open pit mining operation with attractive economics at base case gold and silver prices. All results presented herein are on a 100% Peak Gold basis.

PEA Highlights

Highlights of the PEA results, assuming base case metal price parameters of US$ 1,250 per ounce of gold and US$ 17.00 per ounce of silver include:

  Pre-tax NPV5% of US$ 393 million and IRR of 37.0%;
  After-tax NPV5% of US$ 283 million and IRR of 29.1%;
  Mine life of eight years with a 24-month pre-production period;
  9.3 million tonnes processed at an average grade of 3.99 g/t gold and 11.7 g/t silver;
  Average metallurgical recoveries of 91.6% for gold and 57.0% for silver;
  Life of mine recovered gold of 1.093 million ounces and 1.996 million ounces of silver;
  Life of mine strip ratio of 3.9 tonnes of waste to tonnes of material processed;
  Life of mine total cash cost of US$ 428 per ounce of gold recovered, and US$ 470 per ounce of gold recovered including sustaining capital;
  Life of mine capital cost of US$ 340 million, consisting of US$ 294 million of initial development capital, and sustaining capital and closure costs of US$ 46 million; and
  After-tax payback period for initial development capital of approximately 2 years.

The PEA was prepared by JDS Energy and Mining Inc. (“JDS”), of Vancouver, British Columbia, Canada.

Brad Juneau, the Company’s CEO said, “This first PEA pertains only to Peak Gold’s Main Peak and North Peak resource areas. The robust economic returns are a result of the deposit’s high grade, low strip ratio, shallow depth of the resource, and access to infrastructure. Establishing an economic project in the Peak area is a great start to realizing the ultimate value of Peak Gold’s assets which include a large acreage position outside of the Peak area with significant exploration potential. Royal Gold will be making a presentation on the Preliminary Economic Assessment at the Denver Gold Forum on Monday, September 24, 2018, which will be available on the company’s website at www.contangoore.com by Tuesday, September 25, 2018.”

PEA Overview

The PEA considers a conventional truck and shovel open-pit mining operation covering the North, Main and West Peak deposits, feeding a 3,500 tonne per day processing plant with two-stage crushing, grinding and a carbon in leach (“CIL”) recovery circuit, with production of gold-silver doré bullion on site. The PEA is based on an update of the mineral resource1 estimate for the Peak and North Peak deposits previously announced by CORE in our June 2, 2017 press release.2

PEA Parameters and Economic Results

The main parameters and results of the PEA are summarized in the following table:

Assumptions
Gold price	$/ounce	$1,250
Silver price	$/ounce	$17.00
Production Profile
Mine life	years	8
Total tonnes milled	million tonnes	9.3
Diluted gold grade	g/t	3.99
Diluted silver grade	g/t	11.7
Mill throughput	t/day	3,500
Gold recovery	%	91.6
Silver recovery	%	57.0
Recovered gold	million ounces	1.093
Recovered silver	million ounces	1.996
Average annual gold production	ounces/year	136,700
Average annual silver production	ounces/year	249,500
Operating Costs
Life of mine average total cash cost	$/oz gold	428
Life of mine cash cost + sustaining cost	$/oz gold	470
Capital Costs
Pre-production capital cost	$ million	294
Sustaining capital cost + Closure	$ million	46
Project Economics
Royalties	% of NSR	5.75
Alaska State Tax / Federal Tax	%	9.4% / 21%
Pre-Tax:
NPV5%	$ million	393
IRR	%	37.0
Payback period	years	1.5
Post-Tax:
NPV5%	$ million	283
IRR	%	29.1
Payback period	years	2.0

Economic Sensitivities

Sensitivity of the estimated post-tax NPV5% to changes to significant value drivers is shown below:

Parameter varied:	Post-Tax NPV5% ($ million)
	-20%	-10%	PEA Base Case	+10%	+20%
Gold price	129	206	283	358	433
Capital cost	348	315	283	250	217
Operating cost	327	305	283	260	236

Mineral Resource

The PEA is based on the resource estimate prepared by Independent Mining Consultants, Inc. and reported by CORE on June 2, 2017. The resource estimate was updated using operating costs, pit slope estimates and metal recoveries consistent with the PEA parameters in September of 2018, resulting in a revised resource estimate, which is summarized in the table below:

Resource Classification	Tonnes	Grade			Contained Metal
	(000)	Gold (g/t)	Silver (g/t)	Copper (%)	Gold (000 ounces)	Silver (000 ounces)	Copper (M lb)
Measured (M)	473	6.39	16.71	.148	97.1	254.0	1.5
Indicated (I)	8,728	3.96	14.06	.153	1,110.9	3,944.8	29.5
Total M + I	9,201	4.08	14.19	.153	1,208.1	4,198.8	31.0
Inferred	1,344	2.69	16.06	.151	116.4	694.1	4.5

The estimates of measured and indicated resources assumed metal prices of $1,400 per ounce gold and $20.00 per ounce silver for development of the pit shell. The cutoff grades used to define resources were 0.74 g/t gold equivalent for the Main Peak deposit and 0.66 g/t gold equivalent for the North Peak deposit.

Capital Costs

The PEA is based on a capital cost summary with an estimated accuracy of +/- 30%, which is shown in the table below:

Capital Item	Pre-Production ($ million)	Sustaining ($ million)	Total ($ million)
Mining	28.8	9.1	37.9
Site Development	4.9	-	4.9
Crushing and Reclaim	8.5	0.5	9.0
Tailings Management	8.9	20.3	29.2
Processing Plant	54.8	2.5	57.3
Infrastructure	56.3	5.0	61.3
Project Indirects	45.0	0.1	45.1
Engineering and Project Management	16.1	-	16.1
Owner’s Costs	21.5	-	21.5
Subtotal	244.8	37.4	282.2
Contingency	49.0	-	49.0
Closure	-	8.4	8.4
Total Capital	293.8	45.8	339.6

Pre-production capital reflects the required investment to develop the Project through to production. Sustaining capital is for the entire life of mine and includes equipment, spare parts, expansion of the tailings management facility, water management and closure costs.

Mining

The PEA assumes conventional open pit truck and shovel mining, and production designed to achieve a processing rate of 3,500 tonnes per day. The average mining rate assumed by the PEA is 15,000 tonnes per day of total material mined, with a maximum of 22,000 tonnes per day occurring in years 3 through 6.

The mine design assumed by the PEA will consist of two pits, with a mining sequence intended to maximize grade in the early years, reduce stripping requirements and maintain the processing facility at full production capacity. Operations would begin at the North Peak deposit and transition in year three to a single pit comprising the Main and West Peak deposits for the remainder of the mine life.

The primary owner-operated diesel mine fleet is designed to consist of 64 tonne capacity haul trucks, 7.0 m3 front shovels, a 7.0 m3 front end loader and 127 mm diameter drills. The ancillary mine fleet would consist of track dozers, graders, wheel dozers and water trucks.

Processing

The PEA assumes mineralized material would be processed using a two-stage crushing circuit, a two-stage grinding circuit, and a CIL circuit. Run of mine material would be fed to a primary jaw crusher, after which oversize material would be fed to a secondary cone crusher. Fine mill feed would report to a primary rod mill to be mixed with cyanide, cement and milk of lime. The feed mixture would then proceed to a secondary ball mill, after which it would enter a grinding thickener followed by a five-stage leach/adsorption circuit. Gold and silver would be recovered from the leach solution and smelted in an induction furnace to produce doré bullion.

The PEA assumes CIL tailings would be pumped to a tailings thickener to remove process water and recover free cyanide for reuse in the plant. Thickened tailings would be detoxified and then pumped to the tailings management facility (“TMF”) for storage. The TMF would be lined with a synthetic geomembrane liner and would have foundation and underdrain systems to minimize and control potential seepage. The tailings embankment would be raised continuously over the mine life and would be designed to allow capacity for future expansion, if required.

Project Infrastructure

The PEA assumes general infrastructure for the Project would support operations on a 24 hour per day, seven day per week basis. Major infrastructure items would include:

  Site access road connecting to the Tetlin Village road and the Alaska Highway, with upgrades to the existing site access road over a 10-kilometer distance;
  Haul roads for waste and mill feed materials sized to accommodate 65 tonne trucks;
  Maintenance, warehouse, administration, laboratory, security and first aid buildings;
  Plant facilities, including the crushing and grinding circuit, conveying equipment, and refinery;
  Ancillary facilities, including a truck shop, explosives storage and fuel storage;
  Power line from Delta Junction to a site substation (approximately 160 kilometers) to supply a total connected load of 8 MW;
  Camp accommodations in Tok for the portion of the workforce that does not come from Tok, Tetlin and the surrounding areas;
  Water supply and management system to minimize water discharge from the site;
  Lined TMF, constructed with an initial capacity for two years of tailings, with staged construction in subsequent years to increase storage capacity as required; and
  Waste rock storage areas to allow segregation of waste depending on its characteristics.

Operating Costs

The PEA is based on assumed life of mine operating costs by activity area, as shown in the table below.

Operating Costs	$/tonne Processed	$/ounce Gold
Mining	14.91	127
Processing	21.58	184
G&A	7.73	66
Royalties	8.58	73
Refining	1.10	9
By-product Credits	(3.64)	(31)
Total Cash Cost	50.26	428
Sustaining Capital + Closure	4.92	42
Cash Cost + Sustaining Capital	55.18	470

Under the mineral lease for the Project, Peak Gold would pay a production royalty based on net returns of mineral production from the lease area. The production payment rates under the lease for precious metals are currently 2.25% of net returns for the first four years of production, 3.25% of net returns for years five through seven inclusive, and 4.25% of net returns for year eight and any following years. These royalty rates can be increased at the option of the royalty holder to 3.0%, 4.0% and 5.0%, respectively, with the payment of an additional $150,000, $300,000 and $400,000 to Peak Gold for each respective royalty period, before July 15, 2020.

In addition, Peak Gold would pay a royalty to Royal Gold at a rate of 3.0% of net smelter returns on mineral production from the lease area underlying the project considered in the PEA.

Permitting

Peak Gold holds the required permits and approvals to continue exploring the areas comprising the Project. The collection of baseline water quality data, material characterization analysis and wetlands determination has progressed since 2012. A more comprehensive baseline data collection program is being contemplated for 2019.

Project Enhancement Opportunities

Several opportunities have been identified that could enhance the project considered by the PEA, including:

  Expansion of the mine through delineation or development of additional mineral resources;
  Pit slope steepening to improve the assumed waste to mill feed strip ratio;
  Optimization of the assumed mine plan and development schedule; and
  Potential recovery of copper.

The results of the PEA are preliminary in nature and are based on various assumptions. These assumptions may be affected by environmental, permitting, legal, title, taxation, socio-political, market or other relevant factors, including changes in metal prices. In addition, no decision has been made by Peak Gold to proceed with the mine plan described in the PEA. A decision to proceed with the mine plan would require further economic study. No decision has been made by Peak Gold to proceed with a further economic study. Accordingly, there is no certainty that the results of the PEA would be realized should Peak Gold decide to proceed with the mine plan described in the PEA at any point in the future.

ABOUT PEAK GOLD

Peak Gold is a joint venture between Royal Alaska and CORE Alaska, a wholly-owned subsidiary of CORE. Peak Gold holds a 675,000 acre lease with the Native Village of Tetlin and an additional 175,000 acres of State of Alaska mining claims, all located near Tok, Alaska, on which Peak Gold explores for minerals. CORE Alaska holds a 60% membership interest in Peak Gold and Royal Alaska holds a 40% membership interest in Peak Gold and is the manager of the joint venture. Royal Gold also holds a 13.2% equity interest in CORE, and royalties of 3.0% of net smelter returns on mineral production from the lease and certain State of Alaska mining claims held by Peak Gold and 2.0% of net smelter returns from certain other State of Alaska mining claims held by Peak Gold.

ABOUT CORE

CORE is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals through Peak Gold, its joint venture company with Royal Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Peak Gold; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect Peak Gold’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

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1 The PEA was prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). CORE is not subject to regulation by Canadian regulatory authorities and no Canadian regulatory authority has reviewed the PEA or passed upon its accuracy or compliance with NI 43-101. The terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” as used in the resource estimate, the PEA and this press release are Canadian mining terms as defined in accordance with NI 43-101; however, these terms are not defined terms under the U.S. Securities and Exchange Commission’s (SEC’s) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The estimation of measured resources and indicated resources involves greater uncertainty as to their existence and the legal and economic feasibility of extraction than the estimation of proven and probable reserves. Conversion of mineral resources to proven and probable mineral reserves generally requires a further economic study, such as a preliminary feasibility study. The PEA is not a preliminary feasibility study and does not support an estimate of proven and probable mineral reserves. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Investors are also cautioned not to assume that all or any part of measured or indicated resources will ever be converted into mineral reserves. In addition, the SEC normally only permits issuers to report mineralization that does not constitute mineral reserves as in-place tonnage of mineralized material and grade without reference to unit amounts of metal.

2 The “Main Peak” and “West Peak” deposits were previously referred to as the “Peak” deposit in the June 2, 2017 resource estimate.

CONTACT:
Contango ORE, Inc.
Brad Juneau, 713-877-1311
www.contangoore.com